Exhibit 99.2

nora holding GmbH

consolidated INTERIM financial statements

June 30, 2018

nora Holding GmbH
Consolidated statements of financial position
EUR million	as of Jun. 30, 2018 (unaudited)	as of Dec. 31, 2017

Intangible assets	121.2	123.0
Property, plant and equipment	59.0	61.5
Other non-current assets	0.4	4.4
Deferred taxes	3.1	3.1

Non-current assets	183.7	192.0

Inventories	57.0	49.3
Trade receivables	27.5	27.4
Other current assets	8.4	9.0
Cash and cash equivalents	36.1	44.1

Current assets	129.0	129.8

Total assets	312.7	321.8

Subscribed capital *)	0.0	0.0
Capital reserves	19.3	19.3
Retained earnings	-6.0	-7.6
Accumulated other comprehensive income	3.3	5.1

Total equity	16.6	16.8

Shareholder loan (subordinated)	144.8	142.1
Pension provisions	31.5	31.5
Other non-current provisions	1.7	1.7
Loans and borrowings	67.2	71.6
Other non-current liabilities	0.0	0.0
Deferred taxes	17.1	18.7

Non-current liabilities	262.3	265.6

Provisions for taxes	1.7	6.0
Other current provisions	5.1	7.5
Loans and borrowings	8.9	8.9
Trade payables	9.1	7.4
Other current liabilities	9.0	9.6

Current liabilities	33.8	39.4

Total equity and liabilities	312.7	321.8

*) The parent company's share capital amounts to EUR 0.031 million

See accompanying notes to unaudited consolidated interim financial statements.

nora Holding GmbH
Consolidated income statements

EUR million	Six months ended Jun. 30, 2018 (unaudited)	Six months ended Jun. 30, 2017 (unaudited)

Revenue	109.6	106.0
Cost of goods sold	-62.5	-61.5

Gross profit on sales	47.1	44.5

Selling and distribution expenses	-29.1	-29.6
Administrative expenses	-7.9	-8.2
Research and development costs	-2.6	-2.3
Other income	0.2	0.7
Other expenses	-0.3	-0.8

Earnings before interest and taxes	7.4	4.3

Financial income	0.3	0.0
Finance costs	-4.8	-5.7

Net finance income/cost	-4.5	-5.7

Earnings before income tax	2.9	-1.4

Income tax expense	-1.3	-0.6

Consolidated profit/loss	1.6	-2.0

See accompanying notes to unaudited consolidated interim financial statements.

nora Holding GmbH
Consolidated statements of comprehensive income

EUR million	Six months ended Jun. 30, 2018 (unaudited)	Six months ended Jun. 30, 2017 (unaudited)

Consolidated net profit/loss for the year	1.6	-2.0

Other comprehensive income/loss

Items that are not reclassified to profit or loss

Revaluation of net liability arising on defined benefit pension plan	0.0	0.0
Tax effect	0.0	0.0
	0.0	0.0

Items that may be or are reclassified to profit or loss

Effective portion of gains and losses on hedging instruments in a cash flow hedge	-2.9	0.0
Exchange differences	0.3	0.4
Tax effect	0.8	0.0
	-1.8	0.4

Other comprehensive loss, net of tax	-1.8	0.4

Total comprehensive income (loss)	-0.2	-1.6

See accompanying notes to unaudited consolidated interim financial statements.

nora Holding GmbH
Consolidated statements of cash flows

EUR million		Six months ended Jun. 30, 2018 (unaudited)	Six months ended Jun. 30, 2017 (unaudited)

-	Profit/loss for the period	1.6	-2.0
-	Income tax expense	1.3	0.6
-	Finance income net	4.5	5.7
-	Depreciation and amortization of fixed assets	6.2	6.2
-	Changes to provisions	-6.7	-3.2
-	Change current assets and other non-current assets	-6.1	-8.2
-	Other changes in liabilities	1.0	5.5
-	Losses on the disposal of fixed assets	0.1	0.1

Cash flows generated from operating activities		1.9	4.7

-	Income taxes paid	-2.0	-0.6

Net cash flows from operating activities		-0.1	4.1

-	Investments in tangible fixed assets	-1.9	-2.0
-	Payments for investments in intangible assets	-0.1	-0.4

Cash flows from investing activities		-2.0	-2.4

-	Repayments of bank loans	-4.4	-3.9
-	Interest paid for loans and borrowings	-1.8	-3.1

Cash flows from financing activities		-6.2	-7.0

Cash and cash equivalents at the end of the period
-	Net cash flows	-8.3	-5.3
-	Cash and cash equivalents at the beginning of the period	44.1	39.2
-	Effects of exchange rates on cash	0.3	-0.8
-	Cash and cash equivalents at the end of the period	36.1	33.1

See accompanying notes to unaudited consolidated interim financial statements.

nora Holding GmbH
Consolidated statement of changes in equity

				Accumulated other comprehensive income
EUR million	Subscribed capital	Capital reserves	Retained earnings	Foreign currency translation adjustment	Actuarial gains and losses (DBO)	Fair value of financial instruments	Equity

Balance as of Jan. 1, 2017	0.0	19.3	-14.1	0.6	2.4	-3.3	4.9
Other comprehensive income	0.0	0.0	---	0.0	0.4	0.0	0.4
Consolidated profit from Jan. 1 - Jun. 30, 2017	0.0	0.0	-2.0	---	---	---	-2.0
Profit	0.0	0.0	-2.0	0.0	0.4	0.0	-1.6

As of Jun. 30, 2017	0.0	19.3	-16.1	0.6	2.8	-3.3	3.3

As of Jul. 1, 2017	0.0	19.3	-16.1	0.6	2.8	-3.3	3.3
Other comprehensive income	0.0	0.0	---	-1.6	-0.5	7.1	5.0
Consolidated profit from Jul. 1 - Dec. 31, 2017	0.0	0.0	8.5	---	---	---	8.5
Profit	0.0	0.0	8.5	-1.6	-0.5	7.1	13.5

As of Dec. 31, 2017	0.0	19.3	-7.6	-1.0	2.3	3.8	16.8

As of Jan. 1, 2018	0.0	19.3	-7.6	-1.0	2.3	3.8	16.8
Other comprehensive income	0.0	0.0	---	0.3	0.0	-2.1	-1.8
Consolidated profit for the year	0.0	0.0	1.6	---	---	---	1.6
Profit	0.0	0.0	1.6	0.3	0.0	-2.1	-0.2

As of Jun. 30, 2018	0.0	19.3	-6.0	-0.7	2.3	1.7	16.6

See accompanying notes to unaudited consolidated interim financial statements.

nora Holding GmbH
Notes to consolidated financial statements

Basis of reporting/preparation of financial statements

1.	Reporting entity

nora Holding GmbH ("Company") is a company headquartered in Germany and entered in the entered in the register of the Mannheim District Court under HRB 725537. The address of the Company's registered office is Höhner Weg 2-4, 69469 Weinheim. The Company's registered purpose is the consulting, administration, acquisition and sale of equity investments in other companies.

The Company is the ultimate parent company of the nora® Group. The consolidated financial statements for the financial year ended June 30, 2018, include the Company and its subsidiaries (referred to collectively as "Group" and individually as "Group Companies").

The financial years of all Group Companies are the calendar year.

The Group manufactures and sells rubber floor coverings and shoe components.

2.	Basis of accounting

These consolidated accounts have been prepared in compliance with the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) and the interpretations issued by the International Financial Reporting Interpretations Committee. The Group applied all standards and interpretations that were valid as of June 30, 2018, and adopted by the EU.

The consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these regulations.

3.	Functional and presentation currency

These consolidated financial statements are presented in euro, the Company's functional currency. Unless otherwise indicated, all financial figures presented in million euro are rounded to the nearest thousand.

4.	Use of judgments and estimates

When preparing the consolidated financial statements, assumptions and estimates must be made to a certain degree, which impact the amounts and classification of the assets and liabilities reported, the income and expenses and the contingent liabilities in the reporting period.

Actual results could differ from the originally expected estimates. The assets and liabilities in the consolidated financial statements most heavily affected by corresponding risks include goodwill and the provisions.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

nora Holding GmbH
Notes to consolidated financial statements

5.	Significant Accounting Policies and Procedures

The accounting policies applied by the Company in these consolidated interim financial statements are the same as those applied by the Company in its financial statements as of and for the year ended December 31, 2017, except for the adoption of IFRS 15, Revenue from Contracts with Customers, and IFRS 9, Financial Instruments. The Company adopted the two standards on January 1, 2018.

6.	Net financing income / costs

Net financing primarily contains interest expenses from refinancing the nora Group. In addition, other expenses and income include the net expenses of EUR 1.6 million from foreign currency measurement.

EUR million	Jan. 1 - Jun. 30, 2018	Jan. 1 - Jun. 30, 2017

Interest expense – shareholder	3.9	3.7
Interest expense – non-current bank loans	0.8	0.9
Other expenses/income	-0.2	1.1

Total	4.5	5.7

Employee benefits

7.	Employee benefits expense

Of the expenses shown in the consolidated income statement, the following amounts are attributable to the personnel expenses:

EUR million	Jan. 1 - Jun. 30, 2018	Jan. 1 - Jun. 30, 2017

Wages and salaries	28.9	28.1
Social security, pension and other benefits	14.5	14.0
thereof for pensions:	0.4	0.4

Total	43.4	42.1

nora Holding GmbH
Notes to consolidated financial statements

8.	Inventories

Inventories can be broken down as follows as of the reporting date:

EUR million	Jun. 30, 2018	Dec. 31, 2017

Raw materials and supplies	10.4	10.4
Work in process	4.1	2.9
Finished goods and merchandise	42.5	36.0

Total	57.0	49.3

In addition, inventories have been reduced by EUR 2.5 million as of June 30, 2018 (December 31, 2017: EUR 2.5 million) as a result of the write-down to net realizable value. Such write-down was recognized as an expense within cost of sales.

9.	Other financial liabilities

EUR million	Jun. 30, 2018	Dec. 31, 2017

Non-current liabilities
Secured bank loan	67.2	71.6
Subordinated partners' loans	144.8	142.1

Total	212.0	213.7

Current liabilities
Current parent of collateralized bank loans	8.9	8.9
Other current liabilities to banks	0.0	0.0

Total	8.9	8.9

Total	220.9	222.6

The outstanding loans have the following terms and conditions.

EUR million	Lender	Coupon (%)	Term until	Current line	Utilization

Senior Facilities Agreement	Dt. Bank
Facility A		Euribor +1,60	12.2019	10.0	10.0
Facility B		Euribor +2,00	08.2020	13.8	13.8
Facility A2		Euribor +2,00	06.2022	9.1	9.1
Facility B2		Euribor +2,25	12.2022	43.2	43.2
Revolving Facility		Euribor +2,00	06.2022	10.0	0.0

Total				86.1	76.1

Long Term Shareholder Loan
Shareholder Loan 1	ICG	Euribor +5,5	07.2023	38.0	38.0
Shareholder Loan 2	ICG	5.5	01.2024	63.5	63.5
Shareholder Loan 3	ICG	5.1	01.2024	37.9	37.9
Shareholder Loan 4	nora Mgmt III	5.1	01.2024	5.4	5.4

Total				144.8	144.8

Dt. Bank: Deutsche Bank Luxembourg S.A. und Konsorten
ICG: DealCo Luxembourg II S.À R.L.

nora Holding GmbH
Notes to consolidated financial statements

Scheduled repayments in the amount of EUR 3.3 million and EUR 1.1 million were made for credit facilities A and A2, respectively. The credit lines B and B2 are fundamentally bullet loans so that there were no repayments. The revolving facility was not used as of the reporting date.

The interest on the syndicate loan is floating and is based in the individual facilities on EONIA or EURIBOR plus a margin. This is based on debt ratios and is adjusted when specific thresholds are reached in accordance with the requirements stipulated by the syndicate loan. The interest rates ranged between 1.60% and 2.50% during the reporting period.

The margin of the Shareholder Loan 1 bullet loan equaled 5.5% p.a. (cash interest rate). There is also a 6.0% p.a. increase rate that notionally raises the base amount after each interest period (similar to the discountable share). The remaining shareholder bullet loans granted to nora Holding GmbH have a term until 2024; the accrued interest is due upon final maturity.

Financial Instruments

The financial instruments are assigned to categories according to the relevant balance sheet items. This unequivocally determines their recognition and measurement.

Jun. 30, 2018
EUR million	At fair value - Hedging instrument	Financial assets at amortized cost	Other financial liabilities	Total carrying amount

Financial assets
Trade receivables	---	27.5	---	27.5
Other assets	2.4	6.4	---	8.8
Cash and cash equivalents	---	36.1	---	36.1

Total	2.4	70.0	---	72.4

Financial liabilities
Shareholder loans	---	---	144.8	144.8
Financial debt	---	---	76.1	76.1
Trade payables	---	---	9.1	9.1
Other liabilities			8.9	8.9

Total	---	---	238.9	238.9

Dec. 31, 2017
EUR million	At fair value - Hedging instrument	Financial assets at amortized cost	Other financial liabilities	Total carrying amount

Financial assets
Trade receivables	---	27.4	---	27.4
Other assets	5.3	8.1	---	13.4
Cash and cash equivalents	---	44.1	---	44.1

Total	5.3	79.6	---	84.9

Financial liabilities
Shareholder loans	---	---	142.1	142.1
Financial debt	---	---	80.5	80.5
Trade payables	---	---	7.4	7.4
Other liabilities	---	---	9.6	9.6

Total	---	---	239.6	239.6

nora Holding GmbH
Notes to consolidated financial statements

Derivative financial instruments are shown at the following fair values under other receivables and other liabilities:

Jun. 30, 2018
	Fair value
EUR million	Level 1	Level 2	Level 3	Total

Financial assets measured through equity outside profit and loss
Forward exchange transactions	---	2.4	---	2.4
Financial assets measured through profit and loss
Interest rate derivatives	---	---	---	---

Total	---	2.4	---	2.4

Financial liabilities not measured at fair value
Shareholder loans	---	144.8	---	144.8
Financial debt	---	76.1	---	76.1
Trade payables	---	9.1	---	9.1
Other liabilities	---	8.9	---	8.9

Total	---	238.9	---	238.9

Dec. 31, 2017
	Fair value
EUR million	Level 1	Level 2	Level 3	Total

Financial assets measured through equity outside profit and loss
Forward exchange transactions	---	5.3	---	5.3
Financial assets measured through profit and loss
Interest rate derivatives	---	---	---	---

Total	---	5.3	---	5.3

Finanzielle Schulden, bewertet über das Eigenkapital außerhalb GuV
Shareholder loans	---	142.1	---	142.1
Financial debt	---	80.5	---	---
Trade payables	---	7.4	---	---
Other liabilities	---	9.6	---	9.6

Total	---	239.6	---	151.7

nora Holding GmbH
Notes to consolidated financial statements

10.	Changes in accounting methods

The Group used the following new standards and amendments to standards, including all following changes to other standards, of which the date of first-time application was January 1, 2018.

-	IFRS 9 – Financial Instruments
-	IFRS 15 – Revenue from Contracts with Customers
-	Improvements to IFRS 2014-2016 – Amendments to IFRS 1 and IAS 28
-	Amendments to IFRS 2: Classification and Measurement of Share-based Payment Transactions
-	Amendments to IFRS 4 – Applying IFRS 9 with IFRS 4 Insurance Contracts
-	Amendment to IAS 40: Transfer of Investment Property
-	IFRIC 22 – Foreign Currency Transactions and Advance Consideration

In 2018 the group adopted IFRS 9 – Financial Instruments includes new rules on classifying and measuring financial assets, which are based on both the company's business model as well as other contractual cash flow characteristics (Solely Payments of Principal and Interest – SPPI). IFRS 9 also introduces a new model for determining impairment losses, which is based on the expected loan defaults. In addition, the regulations covering hedge accounting were updated with the objective of greater convergence with risk management.

The Group does not maintain any financial instruments which are measured at fair value (with the exception of forward contracts as discussed below), nor does it engage in any lending activity. Trade receivables are financial assets which are measured at their amortized costs less allowances for loss. These receivables do not contain a significant financing component. The allowance loss measurement is then determined by applying a simplified approach equaling the lifetime expected credit losses. Under this approach the tracking of changes in credit risk is not required but instead the base lifetime expected credit loss at all times is applied. An allowance for loss is made for potentially impaired receivables during the year in which they are identified based on a periodic review of all outstanding amounts. Losses are recorded within selling and distribution expenses in the income statement. Trade receivables are deemed as impaired when there is an indication of significant financial difficulties of the debtor (delinquency in or default on payments occurs, probability of bankruptcy or need for financial reorganization). The Group did not record any impact to its consolidated financial statements as a result of the adoption of this standard, and does not expect any significant changes in recognizing impairment losses as a result of this new standard.

As noted in footnote 10, the Group does engage in hedging activities with regard to forward contracts, designed to hedge the risk of cash flows from inter-company sales to the Group’s subsidiary in the United States. The Group’s objective and strategy with respect to these currency forward contracts is to protect the Group against adverse fluctuations in currency rates by reducing its exposure to variability in cash flows related to receipt of payment on intercompany sales. The Group is meeting its objective by hedging the risk of changes in its cash flows (intercompany payments for inventory) attributable to changes in the US Dollar/EURO exchange rate (the “hedged risk”). Changes in value related to the effective portion of these contracts will be reflected as a component of other comprehensive income (or other comprehensive loss). Gains or losses (if any) on any ineffective portion of these instruments will be recorded in the net sales in the consolidated income statement. There was no ineffectiveness for the six-month period ended June 30, 2018. These forward contracts are in place for each of the months of the next fifteen months, with the final contract expiring in September of 2019. These contracts cover approximately 75% of the expected intercompany sales activity between the European manufacturing facility and the US subsidiary and at this time the Group believes these are probable transactions given historical performance as well as future projections. The current notional value of these future intercompany sales these instrument covers is approximately USD 60 million. As of June 30, 2018, the current fair value of these instruments is EUR 2.4 million and is recorded in other assets. For the six months ended June 18, 2018 the forward contracts had a positive impact on income before taxes of approximately EUR 1.1 million. These derivative instruments will impact future cash flows of the group over the next 15 months as they mature on a monthly basis. The forward rates for these contracts range from a $1.11 US Dollar to Euro conversion rate to a $1.14 US Dollar to Euro conversion rate.

nora Holding GmbH
Notes to consolidated financial statements

The adoption of the new standard with regard to hedging activities did not have any impact on the Group’s consolidated financial statements.

In terms of classification and measurement, IFRS 9 calls for retrospective application, whereas the new rules for hedge accounting are generally to be applied prospectively. The nora Group has availed itself of the option of not adjusting comparative information for preceding periods in terms of changes to classification and measurement (including impairment losses, of which there were none).

In 2018 the group adopted IFRS 15 Revenue from Contracts with Customers, which establishes a comprehensive framework for determining whether, how much, and when revenue is recognized.  The company did not have an impact to its retained earnings upon the adoption of this standard, nor was there any impact to net total assets, total liabilities or total equity.  The Group uniformly recognizes revenue upon delivery to customer control, which is primarily upon delivery to the customer.  100% of the Group’s revenue is derived from contracts with customers.  These contracts typically take the form of invoices for purchases of material from the Group.  The performance obligation is the delivery of materials to customer control, and transaction prices are readily identifiable.  The Group’s flooring products are similar and contracts with customers are uniform and can be analyzed on a portfolio basis, in that the vast majority of sales contracts share similar terms and are for similar products.  The Group’s shoe business does not have a significantly different approach to revenue recognition as compared to the flooring business.  There are not significant direct costs to obtain contracts with customers with the exception of sales commissions, which are earned upon transfer of control to the customer.  There does not exist any performance or any other obligation after the sale of these products outside of the product warranty, which has not historically been of significance compared to total product sales.  There does not exist the right of return for products.

There were no impacts on the consolidated financial statements due to the adoption of this standard.

Approximately 95% of the company’s revenue is obtained through the sale of flooring material, with the remainder coming from the sale of shoe material.  In the reported periods there is no revenue attributable to installation services.

On a geographic basis, sales are disaggregated as follows for the six-month period ended June, 30, 2018:

Europe	44.7%

North America	35.1%

China	11.3%

Other Geographies	8.9%

The remaining amended standard and interpretations are not expected to have a significant impact on the consolidated financial statements.

11.	Subsequent Event

On August 7, 2018, the Group was acquired by Interface, Inc. a US based manufacturer of modular flooring solutions, for a purchase price of €385 million, or including acquired cash of approximately €41 million for a net purchase price of approximately €344 million. The results of operations for the Group will be consolidated with those of Interface, Inc. from the acquisition date forward.